PRESS RELEASE

Date:	October 20, 2010

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Chris Cook, Senior Vice President, Treasurer and CFO of
MutualFirst Financial, Inc. (765) 747-2945

MutualFirst Announces Increased Third Quarter 2010 Earnings

 Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the “Bank”), announced today that net income available for common shareholders for the third quarter ended September 30, 2010 was $1.2 million, or $.17 for basic and diluted earnings per common share.  This compared to net income available for common shareholders for the same period in 2009 of $800,000, or $.12 for basic and diluted earnings per common share. Annualized return on assets was .45% and return on average tangible common equity was 4.77% for the third quarter of 2010 compared to .35% and 3.48% respectively, for the same period of last year.

Net income available for common shareholders for the nine months ended September 30, 2010 was $3.4 million, or $.49 for basic and diluted earnings per common share compared to $3.0 million, or $.44 for basic and diluted earnings per share from the same period in 2009.  Annualized return on assets was .43% and return on average tangible common equity was 4.73% for the first nine months of 2010 compared to .41% and 4.39% respectively, for the same period of last year.

Other financial highlights for the third quarter ended September 30, 2010 include:

•	The investment portfolio was restructured to remove all private label mortgage- backed securities and CMOs to reduce future other-than-temporary impairment exposure on those securities.
•	Non-performing assets increased $5.2 million during the third quarter of 2010 primarily due to three loans totaling $7.7 million becoming non-performing in the quarter.
•	Net charge offs annualized to average loans for the quarter were .78%, compared to .74% for quarter ended June 30, 2010 and .50% for quarter ended September 30, 2009.
•	Allowance for loan losses to non-performing loans as of September 30, 2010 increased to 52.18% from 50.68% as of September 30, 2009.
•	Net interest income increased $372,000 for the quarter ended September 30, 2010 compared to the same quarter in 2009.

•	Net interest margin increased to 3.23% for the quarter compared to 3.21% in the same period in 2009.
•	Non-interest income was flat in the third quarter of 2010 when compared to the third quarter of 2009 and increased $250,000 compared to the second quarter of 2010.
•	Non-interest expenses in the third quarter of 2010 decreased $814,000 from the third quarter of 2009 and $351,000 from the second quarter of 2010.

“The current economic and regulatory environment continues to challenge the financial industry,” said David W. Heeter, President and CEO.  “While we are pleased with the earnings for the quarter, we continue to experience the uncertainty of the economy.  Our staff continues to work very hard with customers having financial difficulties to do what is possible to create a win-win for the customer and the institution.  We are acting diligently to reduce our problem assets.”

Assets totaled $1.4 billion at September 30, 2010, an increase from December 31, 2009 of $41.4 million, or 3.0%. Gross loans, excluding loans held for sale, decreased $61.0 million, or 5.7%.  Consumer loans decreased $23.8 million, or 9.2%, commercial loans decreased $18.3 million, or 5.4%, and residential mortgage loans held in the portfolio decreased $18.9 million, or 4.0%. Residential mortgage loans held for sale increased $7.4 million and mortgage loans sold during the first nine months of 2010 totaled $42.7 million compared to $142.9 million sold during the first nine months of last year. The decrease in consumer lending was a result of the Bank suspending origination of indirect boat and recreational vehicle lending at the beginning of 2010, which accounted for approximately 49% of the consumer outstanding balances at the beginning of 2010.  The decrease in commercial loans was a result of several commercial loans paying down, some of which were loans of concern for the Bank.  Mortgage loan balances continue to decline as the Bank has sold a majority of its fixed rate production.  Cash and cash equivalents increased $37.2 million primarily due to the current liquidity made available to the Bank with increased deposits.  Investment securities available for sale increased $68.1 million, or 52.1%, primarily due to the cash generated from the paydown of the loan portfolio.  These investments are primarily agency related mortgage-backed securities and CMOs.

Allowance for loan losses was $16.5 million at September 30, 2010, an increase of $66,000 from December 31, 2009. Net charge offs for the quarter ended September 30, 2010 were $2.0 million, or .78% of average loans on an annualized basis compared to $1.4 million, or .50% of average loans for the comparable period in 2009.  Net charge offs for the nine months ended September 30, 2010 was $5.2 million, or .67% of average loans on an annualized basis compared to $3.3 million, or .40% of average loans for the comparable period in 2009.  Net charge offs increased as a larger amount of previously identified problem loans were settled in the quarter than in the same period in 2009.   On a linked quarter basis net charge offs increased from an annualized .74% of average loans for the quarter ended June 30, 2010 to .78% for the current quarter.  The allowance for loan losses as a percentage of non-performing loans and total loans was 52.18% and 1.62%, respectively at September 30, 2010 compared to 50.38% and 1.53%, respectively at December 31, 2009.  These increases were primarily a result of increased allowance for loan loss, decreased loan balances, and decreased non-performing loans.

Total deposits were $1.1 billion at September 30, 2010 an increase of $81.7 million, or 7.8% from December 31, 2009. This increase was due to increases in certificates of deposit and savings deposits of $33.4 million and increases in demand and money market deposits of $48.3 million.  Total borrowings decreased $46.1 million to $166.0 million at September 30, 2010 from $212.1 million at December 31, 2009 as the Bank utilized excess liquidity to pay down maturing FHLB advances.

Stockholders’ equity was $133.6 million at September 30, 2010, an increase of $3.9 million, or 3.0% from December 31, 2009. The increase was due primarily to net income of $4.7 million and unrealized gains on securities of $1.8 million.  This increase was partially offset by dividend payments of $1.3 million to common shareholders and $1.2 million to preferred shareholders and net unrealized losses on derivatives of $354,000.  The Bank’s capital ratios were all well in excess of “well-capitalized” levels as defined by all regulatory standards as of September 30, 2010.

Net interest income before the provision for loan losses increased $372,000 from $10.2 million for the three months ended September 30, 2009 to $10.6 million for the three months ended September 30, 2010. The primary reason for the increase was an increase in average earning assets of $35.8 million as a result of increased investments and an increase in net interest margin of 2 basis points to 3.23% in the third quarter 2010 compared to 3.21% for the third quarter 2009.  On a linked quarter basis, net interest income before the provision for loan losses decreased $263,000 primarily due to a decrease in average earning assets of $35.0 million and the net interest margin remaining at 3.23%.

Net interest income before the provision for loan losses increased $1.0 million from $30.9 million for the nine months ended September 30, 2009 to $32.0 million for the nine months ended September 30, 2010. The primary reason for the increase was an increase in average earning assets of $39.1 million as a result of increased investments and an increase of one basis point in net interest margin to 3.22% the first nine months of 2010 compared to 3.21% for the first nine months of 2009.

The provision for loan losses for the third quarter of 2010 was $2.2 million compared to $1.7 million in the third quarter of 2009.  The provision for loan loss for the first nine months of 2010 was $5.3 million compared to $4.9 million in the first nine months of 2009.  Non-performing loans to total loans at September 30, 2010 were 3.11% compared to 3.02% at September 30, 2009.  Non-performing loans increased from 2.49% at June 30, 2010 to 3.11% at September 30, 2010, or $5.9, million primarily due to three loans totaling $7.7 million becoming non-performing during the third quarter of 2010.  These loans include two commercial real estate loans and a large one-to four-family residential loan and are not related loans.  Non-performing assets to total assets were 2.67% at September 30, 2010 compared to 2.31% at June 30, 2010, 2.86% at December 31, 2009 and 2.74% as of September 30, 2009.  Heeter continued, “While asset quality deteriorated slightly this quarter, we are optimistic that we are making progress.  We continue to monitor our loan portfolio closely to ensure we are taking prompt action when necessary to minimize possible losses.”

Non-interest income was unchanged at $3.6 million for the three months ended September 30, 2010 compared to the same period in 2009. Increases in non-interest were $186,000 from commission income due to increased wealth management and brokerage income, $319,000 from net gain on loan sales due to increased mortgage production and sales in the third quarter, and $245,000 on income from life insurance, primarily due to a death benefit.  Decreases in non-interest income were $127,000 in service fee income as overdraft fees on checking accounts decreased due to new opt-in regulations. Loss on sale of securities and other-than-temporary impairment increased $539,000 in the quarter reducing non-interest income.  The Company strategically sold approximately $71 million in investments during the quarter to dispose of all of the private labeled mortgage-backed securities and CMOs.  These transactions were completed and most of the losses were offset by gains in agency securities.  The proceeds were reinvested in agency securities. On a linked quarter basis, non-interest income increased by $250,000.

Non-interest income decreased $1.2 million to $10.2 million for the nine months ended September 30, 2010 compared to the same period in 2009.  The decrease was primarily due to a reduction in gain on sale of loans of $761,000, a reduction in net gains on sale of investments of $381,000 and increased other-than-temporary impairment of securities of approximately $725,000.  These decreases were partially offset with increases in commission income of $722,000.

Non-interest expense decreased $814,000 to $10.1 million for the three months ended September 30, 2010 compared to $10.9 million for the same period in 2009.  Decreases in current quarter non-interest expense compared to the same period in 2009 include decreases in salaries and employee benefits of $508,000, decreases in marketing expense of $112,000, decreases in intangible amortization of $45,000, and decreases in other repossessed asset expense of $138,000.  These decreases were partially offset by increases in deposit insurance premiums of $49,000.  On a linked quarter basis, non-interest expense decreased by $351,000 compared to the three months ended June 30, 2010, primarily due to an decrease in repossessed asset expense.

Non-interest expense decreased $1.7 million to $31.0 million, for the nine months ended September 30, 2010 compared to $32.6 million for the same period in 2009.   The decrease in expenses was partially due to a decrease in salaries and benefits of $1.0 million and the $630,000 FDIC special assessment in the second quarter of 2009, with no corresponding expense in the same period of 2010.

Heeter concluded, “Even with all of the economic headwinds, we have been able to remain profitable and provide for our problem assets.  Our staff remains committed to keep costs low and to find new cost saves at the same time finding new ways to grow revenue.”

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST FINANCIAL INC.

	September 30,	December 31,
Balance Sheet (Unaudited):	2010	2009
	(000)	(000)
Assets
Cash and cash equivalents	$83,588	$46,341
Interest-bearing deposits	3,006	0
Investment securities - AFS	199,060	130,914
Investment securities - HTM	0	8,147
Loans held for sale	9,903	2,521
Loans, gross	1,015,100	1,076,108
Allowance for loan loss	(16,480)	(16,414)
Net loans	998,620	1,059,694
Premise and equipment	33,490	34,556
FHLB of Indianapolis stock	18,632	18,632
Investment in limited partnerships	3,778	4,161
Cash surrender value of life insurance	45,160	44,247
Prepaid FDIC premium	4,642	5,907
Core deposit and other intangibles	4,848	5,881
Deferred income tax benefit	17,468	19,514
Other assets	18,223	18,519
Total assets	$1,440,418	$1,399,034

Liabilities and Stockholders' Equity
Deposits	$1,126,854	$1,045,196
FHLB advances	152,649	197,960
Other borrowings	13,350	14,114
Other liabilities	13,946	12,037
Stockholders' equity	133,619	129,727
Total liabilities and stockholders' equity	$1,440,418	$1,399,034

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Income Statement (Unaudited):	2010	2010	2009	2010	2009
	(000)	(000)	(000)	(000)	(000)

Total interest income	$16,725	$17,403	$17,682	$51,373	$54,474
Total interest expense	6,110	6,525	7,439	19,392	23,527

Net interest income	10,615	10,878	10,243	31,981	30,947
Provision for loan losses	2,225	1,525	1,650	5,275	4,850
Net interest income after provision
for loan losses	8,390	9,353	8,593	26,706	26,097

Non-interest income
Fees and service charges	1,829	1,887	1,956	5,456	5,522
Net gain (loss) on sale of investments	(282)	35	60	38	419
Other than temporary impairment of securities	(197)	(151)	0	(925)	(200)
Equity in losses of limited partnerships	(128)	(128)	(78)	(382)	(233)
Commissions	896	1,082	710	2,920	2,198
Net gain (loss) on loan sales	846	209	527	1,410	2,171
Net servicing fees	34	31	55	102	193
Increase in cash surrender value of life insurance	630	372	385	1,385	1,183
Other income	15	56	33	174	121
Total non-interest income	3,643	3,393	3,648	10,178	11,374

Non-interest expense
Salaries and benefits	5,315	5,332	5,823	15,982	16,970
Occupancy and equipment	1,403	1,372	1,424	4,202	4,195
Data processing fees	363	387	388	1,162	1,103
Professional fees	306	243	310	891	972
Marketing	296	306	408	900	1,133
Deposit insurance	465	453	416	1,365	1,849
Software subscriptions and maintenance	377	403	367	1,177	1,045
Intangible amortization	327	353	372	1,033	1,166
Repossessed assets expense	308	614	446	1,388	1,127
Other expenses	973	1,021	993	2,853	3,069
Total non-interest expense	10,133	10,484	10,947	30,953	32,629

Income before taxes	1,900	2,262	1,294	5,931	4,842
Income tax provision	279	487	52	1,192	489
Net income	1,621	1,775	1,242	4,739	4,353
Preferred stock dividends and amortization	451	451	451	1,352	1,353
Net income available to common shareholders	$1,170	$1,324	$791	$3,387	$3,000

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three
		mos ended			mos ended
		9/30/2010			9/30/2009
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$52,893	$48	0.36%	$31,855	$8	0.10%
Mortgage-backed securities:
Available-for-sale	175,119	1,420	3.24	85,677	872	4.07
Held-to-maturity	6,535	62	3.79	9,255	141	6.09
Investment securities:
Available-for-sale	31,023	217	2.80	26,975	385	5.71
Loans receivable	1,028,340	14,908	5.80	1,104,330	16,184	5.86
Stock in FHLB of Indianapolis	18,632	70	1.50	18,632	92	1.98
Total interest-earning assets (3)	1,312,542	16,725	5.10	1,276,724	17,682	5.54
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	131,533			126,134
Total assets	$1,444,075			$1,402,858

Interest-Bearing Liabilities:
Demand and NOW accounts	$178,153	243	0.55	$168,341	210	0.50
Savings deposits	89,539	34	0.15	85,941	64	0.30
Money market accounts	72,410	158	0.87	46,852	140	1.20
Certificate accounts	674,358	4,123	2.45	636,664	4,674	2.94
Total deposits	1,014,460	4,558	1.80	937,798	5,088	2.17
Borrowings	171,728	1,552	3.62	220,433	2,351	4.27
Total interest-bearing accounts	1,186,188	6,110	2.06	1,158,231	7,439	2.57
Non-interest bearing deposit accounts	108,519			95,128
Other liabilities	13,956			19,754
Total liabilities	1,308,663			1,273,113
Stockholders' equity	135,412			129,745
Total liabilities and stockholders' equity	$1,444,075			$1,402,858

Net earning assets	$126,354			$118,493

Net interest income		$10,615			$10,243

Net interest rate spread			3.04%			2.97%

Net yield on average interest-earning assets			3.23%			3.21%

Average interest-earning assets to
average interest-bearing liabilities			110.65%			110.23%

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Financial Ratios and Other Financial Data (Unaudited):	2010	2010	2009	2010	2009

Share and per share data:
Average common shares outstanding
Basic	6,877,481	6,869,535	6,845,697	6,869,547	6,836,345
Diluted	6,887,204	6,881,672	6,846,025	6,877,682	6,836,455
Per common share:
Basic earnings	$0.17	$0.19	$0.12	$0.49	$0.44
Diluted earnings	$0.17	$0.19	$0.12	$0.49	$0.44
Dividends	$0.06	$0.06	$0.12	$0.18	$0.36

Dividend payout ratio	35.29%	31.58%	100.00%	36.73%	81.82%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.45%	0.48%	0.35%	0.43%	0.41%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	4.77%	5.66%	3.48%	4.73%	4.39%
Interest rate spread information:
Average during the period(1)	3.04%	3.04%	2.97%	3.03%	2.97%

Net interest margin(1)(2)	3.23%	3.23%	3.21%	3.22%	3.22%

Efficiency Ratio	71.07%	73.46%	78.81%	73.42%	77.10%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	110.65%	110.00%	110.23%	109.98%	110.09%

Allowance for loan losses:
Balance beginning of period	$16,248	$16,635	$16,348	$16,414	$15,107
Charge offs:
One- to four- family	1,109	258	218	1,833	749
Multi-family	15	232	0	247	0
Commercial real estate	702	692	585	1,738	1,122
Construction or development	0	0	0	0	0
Consumer loans	477	917	779	2,288	2,160
Commercial business loans	8	0	0	8	83
Sub-total	2,311	2,099	1,582	6,114	4,114

Recoveries:
One- to four- family	37	61	0	183	94
Multi-family	0	0	0	0	0
Commercial real estate	25	0	35	93	178
Construction or development	0	0	0	0	0
Consumer loans	256	126	169	629	503
Commercial business loans	0	0	0	0	2
Sub-total	318	187	204	905	777

Net charge offs	1,993	1,912	1,378	5,209	3,337
Additions charged to operations	2,225	1,525	1,650	5,275	4,850
Balance end of period	$16,480	$16,248	$16,620	$16,480	$16,620

Net loan charge-offs to average loans (1)	0.78%	0.74%	0.50%	0.67%	0.40%

	September 30,	June 30,	September 30,
	2010	2010	2009

Total shares outstanding	6,984,754	6,984,754	6,984,754
Tangible book value per share	$13.80	$13.86	$13.22
Tangible common equity to tangible assets	6.91%	6.94%	6.85%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$14,308	$13,501	$16,100
Commercial real estate	11,635	7,464	9,269
Consumer loans	2,932	2,013	3,501
Commercial business loans	1,317	592	2,192
Total non-accrual loans	30,192	23,570	31,062
Accruing loans past due 90 days or more	366	876	1,266
Restructured loans	1,027	1,224	463
Total nonperforming loans	31,585	25,670	32,791
Real estate owned	5,686	6,171	4,095
Other repossessed assets	1,142	1,318	1,440
Nonperforming securities	0	100	0
Total nonperforming assets	$38,413	$33,259	$38,326

Asset Quality Ratios:
Non-performing assets to total assets	2.67%	2.31%	2.74%
Non-performing loans to total loans	3.11%	2.49%	3.02%
Allowance for loan losses to non-performing loans	52.18%	63.30%	50.68%
Allowance for loan losses to loans receivable	1.62%	1.58%	1.53%

(1)	Ratios for the three and nine month periods have been annualized.

(2)	Net interest income divided by average interest earning assets.

(3)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.